Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER is made and entered into as of February 18, 2015 (this “Amendment”), by and between Majesco, a California corporation (“MM”), and Cover-All Technologies Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated December 14, 2014 (the “Merger Agreement”);

WHEREAS, all capitalized terms not defined herein shall have the meanings specified in the Merger Agreement; and

WHEREAS, the parties to the Merger Agreement desire to amend certain provisions thereof.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

1.   Amendments to Merger Agreement

(a)   Section 1.5(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Officers.   From and after the Effective Time, the Officers of the Surviving Corporation shall consist of:

Ketan Mehta	President and Chief Executive Officer;
Farid L. Kazani	Chief Financial Officer and Treasurer;
Edward Ossie	Chief Operating Officer;
Manish D. Shah	Executive Vice President;
Chad Hersh	Executive Vice President;
William Freitag	Executive Vice President;
Prateek Kumar	Executive Vice President;
Lori Stanley	General Counsel and Corporate Secretary;
Ann F. Massey	Senior Vice President of Finance;

each of such officers to hold their respective office at the discretion of the Board of Directors of the Surviving Corporation.”

(b)   Section 5.24 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Accounting Adjustment.   Following receipt of the Company Stockholders’ Approval, completion of the MM Reorganization and obtaining confirmation from the NYSE MKT of the Exchange Listing and provided MM is not in breach or violation of the terms of this Agreement at such time, upon the consummation of the Merger, the Company may take a one-time charge (the “One-Time Charge”) to expense in its accounts for (x) the unamortized portion of the capitalized software amount and (y) the deferred tax assets, in each case, in its balance sheet.”

(c)   Exhibit C to the Merger Agreement is hereby amended and restated in its entirety in the form attached as Annex A hereto.

(d)   Exhibit D to the Merger Agreement is hereby amended and restated in its entirety in the form attached as Annex B hereto.

2.   Representations and Warranties of the Company.   The Company represents and warrants to MM as of the date hereof as follows:

The Company has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and, subject to obtaining the Company Stockholders’ Approval, to consummate the transactions contemplated hereby and by the Merger Agreement. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby and by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions so contemplated (other than, with respect to the Merger, the Company Stockholders’ Approval). This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by MM, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

3.   Representations and Warranties of MM:   MM Represents and warrants to the Company as follows:

MM has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Merger Agreement. The execution and delivery of this Amendment by MM and the consummation by MM of the transactions contemplated hereby and by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of MM and no other corporate proceedings on the part of MM are necessary to authorize this Amendment or to consummate the transactions so contemplated. This Amendment has been duly and validly executed and delivered by MM and, assuming the due authorization, execution and delivery by the Company, constitutes the legal and binding obligation of MM, enforceable against MM in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

4.   General Provisions.

(a)   Effectiveness.   The amendments set forth herein shall be effective immediately on the date hereof.

(b)   Counterparts.   This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(c)   Governing Law.   This Amendment, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(d)   Interpretation.   For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires and references in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to December 14, 2014. References in this Amendment to the “date hereof” refer to February 18, 2015.

(e)   Except as specifically amended by this Amendment, all other provisions of the Merger Agreement shall be in full force and effect.

[Signature page follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers duly authorized thereunto, as of the date first written above.

MAJESCO

By:	/s/ Ketan Mehta
Name: Ketan Mehta
Title: President and Chief Executive Officer

COVER-ALL TECHNOLOGIES INC.

By:	/s/ Manish D. Shah
Name: Manish D. Shah
Title: President and Chief Executive Officer

ACCEPTED, ACKNOWLEDGED, AGREED AND CONSENTED TO BY:

RENN Universal Growth
Investment Trust PLC

By:	/s/ Russell Cleveland
Name: Russell Cleveland
Title: Investment Manager

REPRESENTATIVE

Russell Cleveland

/s/ Russell Cleveland

[Signature Page to Amendment No. 1 to Merger Agreement]

Annex A

Amended and Restated Exhibit C to Merger Agreement